PATENT ASSIGNMENT AGREEMENT

THIS PATENT ASSIGNMENT AGREEMENT (this “Agreement”) is entered into on March 18, 2014 by and between HELPFUL ALLIANCE COMPANY INC. (hereinafter referred to as the “Assignor”), a Florida Corporation having a principal address at 3732 SW 30th Ave, Ste. 202, Fort Lauderdale, and

HELPFUL TECHNOLOGIES INC. (hereinafter referred to as “Assignee”), a Florida Corporation having a principal address at 3732 SW 30th Ave, Ste. 101, Fort Lauderdale.

WHEREAS, Assignor is the owner of the entire right, title and interest in the invention encompassed by the patents cited in the Attachment 1 to this Agreement, and

WHEREAS, Assignee is desirous of obtaining the entire right, title and interest in, to and under such patents and such invention.

WHEREAS, Assignor is desirous of selling the entire right, title and interest in, to and under such patents and such invention.

NOW, THEREFORE, Assignor and Assignee (hereinafter referred to as “Parties” collectively and as a “Party” individually), through mutual negotiations and based on the principle of equality and mutual benefit, hereby agree as follows:

ARTICLE 1. DEFINITIONS

Unless otherwise provided, the following terms and expressions shall have the meanings as in the Contract:

1.1	“Technology” means the all of the intellectual property, including know-how encompassed by the patents cited in the Attachment 1 to this Agreement, including Technical Data.

1.2	“Technical Data” means all written information on the Technology, including, but not limited to all research findings and all information on design, calculation, drawings, manufacturing process, quality control, experiment, installation, measurement and test, operation, maintenance on and of derivative products.

ARTICLE 2. TRANSFER AND ASSIGNMENT

2.1	Assignor agrees to transfer and assign exclusively to the Assignee all rights in the Technology, hence entitling the Assignee to use, grant licenses to any third party to use, manufacture and sale the underlying patents and the products derivative of the underlying patents.

2.2	The sale price of the Technology is Eighty Nine Thousand One Hundred Seventy Six U.S. Dollars and 10 cents ($89,176.10). The Parties agree that this sale price is final, non-refundable, and non-negotiable.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF ASSIGNOR

3.1	Assignor is a company duly registered, validly existing and in good standing under the laws of the State of Florida, and has full legal capacity, power and authority to enter into and execute this Agreement.

3.2	Assignor has exclusive property rights in the Technology, and Transferee, by using the Technology, will not infringe any third party’s rights and interest. There is no litigation or dispute that is resulted from or relating to the Technology.

3.3	Assignor has taken all actions and obtained all consents and approvals required to authorize it’s entering into and execution of this Agreement, and signing, execution and performance of this Agreement will not violate any provision of the laws or contracts which are of forcible execution nature.

3.4	This Agreement, when executed and delivered, constitutes the lawful, valid and binding obligations of Assignor and is enforceable against Assignor in accordance with its terms.

3.5	Assignor has not granted and will not grant to any third party any license in respect of the Technology herein.

3.6	Assignor shall not, when this Agreement became effective, use the Technology herein or file for patent application covering an invention competing with the Technology.

3.7	Assignor is under the duty of confidentiality in respect of the content of the Technology.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF ASSIGNEE

4.1	Assignee is a company duly registered, validly existing and in good standing under the laws of Florida, and has full legal capacity, power and authority to enter into and execute this Agreement.

4.2	Assignee has taken all actions and obtained all consents and approvals required to authorize it’s entering into and execution of this Agreement, and signing, execution and performance of this Agreement will not violate any provision of the laws or contracts which are of forcible execution nature.

4.3	This Agreement, when executed and delivered, constitutes the lawful, valid and binding obligations of Assignee and is enforceable against Assignee in accordance with its terms.

ARTICLE 5. GOVERNING LAW AND DISPUTE RESOLUTION

5.1	This Agreement is governed by the laws of Florida.

5.2	In the event a dispute arises in connection with performance of this Agreement, the Parties shall attempt to solve such dispute through friendly consultations. If no mutually acceptable settlement of such dispute is reached, such dispute shall be submitted to court within Broward County, State of Florida. The award by the court should be final and binding upon the Parties.

5.3	For the purpose of this Section 5, term “Dispute” shall mean a dispute arises in connection with validity, effective date, interpretation, performance, default liability of and under this Agreement, and that with modification, transfer, dissolution and termination of this Agreement.

ARTICLE 6. MISCELLANEOUS

6.1	This Agreement has been signed by authorized representatives of the Parties, and shall enter into force upon signature by the Parties.

6.2	The Parties may amend this Agreement in respect of any unsolved matter. Any amendment and supplemental agreement to this Agreement shall be made in written. Annexes to this Agreement constitute an integral part of this Agreement, and have equal legal effect as this Agreement.

6.3	This Agreement is executed in two counterparts, and each party retains one of the counterparts, all of which has the equal legal effect.

Assignor:	Assignee:

HELPFUL ALLIANCE COMPANY INC.	HELPFUL TECHNOLOGIES INC.

/s/ Sergey Gurin	/s/ Mark Baehr
/n/ Sergey Gurin	/n/ Mark Baehr
/t/ President	/t/ CEO